Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 • Dallas, Texas 75251 Phone (214) 368-2084 • Fax (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES RECEIPT OF PROPOSAL TO PURCHASE

ALL OF ITS COMMON STOCK FOR $20.50 PER SHARE IN CASH

DALLAS, TEXAS, November 1, 2010…EXCO Resources, Inc. (the “Company”) (NYSE: XCO) announced today that its Chairman and Chief Executive Officer, Douglas H. Miller, has submitted to the Board of Directors a proposal to purchase all of the outstanding shares of stock of the Company not already owned by Mr. Miller for a cash purchase price of $20.50 per share.

The Board of Directors of the Company intends to establish a Special Committee of the Board comprised of independent directors to consider, among other things, the proposal. The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board of Directors has just received the proposal and no decisions have been made by the Board of Directors or the Special Committee with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.

The full text of the proposal letter from Mr. Miller is as follows:

“October 29, 2010

Board of Directors

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas

Gentlemen:

I am pleased to express my interest in acquiring all of the outstanding shares of common stock of EXCO Resources, Inc. (the “Company”) at a cash purchase price of $20.50 per share. I have preliminarily discussed this proposal with Oaktree Capital Management, L.P., on behalf of its funds and accounts under management, Ares Management LLC, on behalf of one or more of its funds under management, and Boone Pickens, and each has expressed an interest in pursuing the acquisition with me.

I believe that $20.50 per share is very compelling and in the best interest of the Company and its public shareholders and that the shareholders will find this proposal attractive. This valuation represents a premium of 38% over today’s closing price of the Company’s common shares. The acquisition would be in the form of a merger of the Company with a newly-formed acquisition vehicle.

I would continue as Chairman and Chief Executive Officer following the transaction and expect that the Company’s senior management team would remain in place. I anticipate continuing to run the business in accordance with our current practice and maintaining the Company’s valuable employee base, which we view as one of its most important assets.

I would expect to reinvest a significant portion of my equity ownership as part of this transaction. The remaining funds necessary to consummate the transaction would come from senior management, outside investment partners and, as needed, third party debt financing.

My familiarity with the Company means that I will be in a position to proceed very quickly with this transaction. I expect that you will establish a special committee of independent directors to consider this proposal on behalf of the Company’s public shareholders with guidance from its own legal and financial advisors. I welcome the opportunity to present this proposal to the special committee as soon as possible.

Of course, no binding obligation on the part of the Company, myself or any of my potential investment partners shall arise with respect to this proposal or any transaction unless and until such time as definitive documentation that is satisfactory to us, recommended by the special committee and approved by the Board of Directors is executed and delivered.

I look forward to working with the special committee and its legal and financial advisors to complete a transaction that is attractive to the Company’s public shareholders. Should you have any questions, please contact me.

Sincerely,

Douglas H. Miller”

Mr. Miller has advised the Company that J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as his financial advisors and Vinson & Elkins LLP is acting as his legal counsel in connection with this proposed transaction.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, telephone number (214) 368-2084.

If the proposal is accepted by the Company, the acquiring person or entity and the Company will be required to make certain filings regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read all such filings regarding the proposed transaction, if and when the transaction proceeds and such filings are made, because they will contain important information. Free copies of any such filings (if and when they become available) and other documents filed by the Company with the SEC may be obtained at the SEC’s web-site at www.sec.gov. Information concerning any participants in any solicitation of the Company’s shareholders that is made in connection with the proposed transaction will be disclosed when available.

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This press release contains certain forward-looking statements, including statements regarding the establishment of a Special Committee and possible business transactions. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to be materially different from expectations, including, without limitation: fluctuations in prices of oil and natural gas, general economic conditions, regulatory changes, fluctuations in EXCO’s stock price, EXCO’s financial performance, the timing and possible action by its Board of Directors and the Special Committee regarding the proposal, and possible actions by Mr. Miller and related parties. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.